SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                        Date of Report: January 22, 2003



                     LIFE ENERGY & TECHNOLOGY HOLDINGS, INC.
                   -------------------------------------------
             (Exact name of registrant as specified by its charter)



     Delaware                       33-24483-NY                  11-2914841
------------------------       ----------------------     ----------------------
(State or other jurisdic-         (Commission File         (IRS Employer
tion of incorporation)                Number)             Identification Number)


                  2005 Beechgrove Place, Utica, New York 13501
                  -------------------------------------------
                    (Address of principal executive offices)


Registrant's Telephone Number: (315) 724-8370



Former Name or Former Address If Changed Since Last Report: N/A



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Item 5.  Other Events.

     Life Energy and Technology Holdings Inc. (the "Company") has entered into a sales agreement with Global FranTech Group of Lake Arrowhead, California., ("FranTech") for the sale of 5 MK III Biosphere Process Systems. The delivery of the 5 Biosphere units is expected in the third quarter of fiscal 2003. The combined sale amount for the 5 Biosphere Systems is $55,000,000 USD. The payment terms in accordance with the sales agreement are a 50% payment due 30 days from the contract execution date of January 8, 2003. The remaining balance of 50 % will be paid on a letter of credit executable upon shipment of the Biosphere Systems. The sales agreement provides FranTech an option to purchase and additional 595 Biosphere Process Systems during the next 36 months. FranTech advised the Company it has arranged financing through a major Japanese bank and it has a purchase guarantee through the Chinese Central Government.


     The Biosphere ProcessTM System is a waste to energy process, using as its energy source the waste streams provided by municipal solid waste ("MSW") and agricultural and industrial waste streams, and waste streams generated from the oil and gas industry. Recycling of the caloric content of MSW will, in the opinion of the Company, save money for municipalities and other generators of waste and will provide an efficient method of disposing of waste ecologically and economically, while simultaneously extending by use replacement the lifetime of finite fossil fuel reserves currently employed in generating electricity.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: January 22, 2003

                     LIFE ENERGY & TECHNOLOGY HOLDINGS, INC.
                       ----------------------------------
                                   Registrant




                                BY: /s/Christopher A. McCormack
                                    -----------------------------
                                    Christopher A. McCormack,
                                    President and Chief Executive Officer